ON GUARD SYSTEMS, INC.
(A Development Stage Enterprise)
BALANCE SHEET
JUNE 23, 2003
WITH
REPORT OF INDEPENDENT AUDITOR’S

REPORT OF INDEPENDENT AUDITOR’S

To the Stockholder
On Guard Systems, Inc.
(A Development Stage Enterprise)

We have audited the balance sheet of On Guard Systems, Inc. (a development stage enterprise) as of June 23, 2003.  This balance sheet is the responsibility of the Company’s management.   Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with U.S. generally accepted auditing standards.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the balance sheet is free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of On Guard Systems, Inc. (a development stage enterprise) as of June 23, 2003 in accordance with U.S. generally accepted accounting principles.

July 24, 2003
Portland, OR

ON GUARD SYSTEMS, INC.
(A Development Stage Enterprise)
Balance Sheet
June 23, 2003

ASSETS

Current asset – Stock subscription receivable	$100,000
Investment securities	1,000
$101,000
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities	$ -
Total current liabilities	-
Stockholder’s equity:
Preferred stock, $.001 par value; shares authorized 10,000,000; no shares issued or outstanding	-
Common stock; $.001 par value; shares authorized 90,000,000; shares issued and outstanding 1,000,000	1,000
Additional paid-in capital	100,000
Total stockholder’s equity	101,000
$101,000

See accompanying notes

ON GUARD SYSTEMS, INC.
(A Development Stage Enterprise)
Notes to Balance Sheet
June 23, 2003

1.       Summary of significant accounting policies

Company:  On Guard System, Inc. (the “Company”), was incorporated under the laws of the State of Nevada on October 23, 2002.  The Company is currently involved with seeking a company or companies that it can acquire or with whom it can merge.

Development stage enterprise:  Since inception, the Company has not commenced any formal business operations.  The Company is considered to be in the development stage and therefore has adopted the accounting and reporting standards of Statement of Financial Accounting Standards No. 7, “Accounting and Reporting by Development Stage Enterprises”.

Use of estimates:  The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet.  Actual results could differ from those estimates.

Common stock

On June 23, 2003, the Company issued 1,000,000 shares of its common stock to Guideline Capital, Inc. (“GCI”) in exchange for 1,000,000 shares of common stock of GCI and $100,000.  Management of the Company valued the share grants at $100,000 (or $.101 per share) that represented the cash to be received for the shares of GCI.

The stock subscription was received on July 23, 2003.

Commitment

On June 24, 2003, the Company entered into an agreement with a third party to acquire the rights, title and interest they own in a Sales Representative Agreement with ESCI International, Inc. (“ECSI”).  ECSI has developed state-of-the art commercial and industrial security systems worldwide.

Under the terms of the agreement, the Company will issue 1,000,000 shares of their common stock and pay $100,000 for the purchase.  Management of the Company estimated the value of the shares issued at $1,000 ($.001 per share), which represented the par value of the shares issued.